Exhibit 99.1

Oasis Petroleum Inc. Announces Quarter Ending September 30, 2012 Earnings

Houston, Texas — November 7, 2012 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced financial results for the quarter ended September 30, 2012.

Highlights for the three months ended September 30, 2012 include:

•

Increased average daily production to 24,257 barrels of oil equivalent per day (“Boepd”), a 109% increase over the third quarter of 2011. Average daily production increased by 19% compared to the second quarter of 2012 and exceeded our guidance range of 22,000 to 24,000 Boepd.

•

Increased revenue to $184.7 million in the third quarter of 2012, up from $87.6 million in the third quarter of 2011 and $149.1 million in the second quarter of 2012, for an increase of 111% and 24%, respectively.

•

Completed and brought on production 34 gross operated wells in the third quarter 2012 compared to 22 gross operated wells in the third quarter of 2011 and 26 gross operated wells in the second quarter of 2012.

•

Grew Adjusted EBITDA to $139.2 million, an increase of $76.3 million over the third quarter of 2011 and a sequential increase of $30.7 million over the second quarter of 2012. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities, see “Non-GAAP Financial Measures” below.

“The momentum of our operational success continued into the third quarter, as we again exceeded our production guidance and drove down our capital cost per well,” said Thomas B. Nusz, Oasis’ Chairman and Chief Executive Officer. “The team has done a great job minimizing downtime and has continued to deliver on our completion schedule, which has allowed us to bring the total operated wells on first production to 86 for the first nine months of 2012. As production continues to grow, we now believe that the fourth quarter average daily production will range between 26.0 MBoepd and 28.0 MBoepd, and our new full-year guidance is 22.1 MBoepd to 22.6 MBoepd. Operated well costs averaged $9.0 million this quarter, including $0.3 million per well savings related to Oasis Well Services, compared to $10.5 million for the first half of the year. Even before taking into account the benefit of Oasis Well Services, our current well costs are in-line where we said we would be by year-end 2012, at an average cost of $8.8 million per well. Oasis Well Services has proven itself to be a robust value driver for Oasis on numerous fronts, including driving down well costs and increasing the efficiency and quality of our fracs. Additionally, we recently brought wells online in our Indian Hills infill pilot programs in advance of our transition to development mode, which we expect to occur in 2013.”

“We have approximately 60% of our gross operated oil volumes on our third party gathering system and expect this to grow to north of 80% by mid-year 2013 as we connect our wells in East Nesson. This gathering system provides access to numerous rail and pipeline delivery points,” Mr. Nusz added.

Operational and Financial Update

Average daily production for the third quarter of 2012 was 24,257 Boepd, an increase of 109% as compared to 11,583 Boepd in the third quarter of 2011. Sequential quarter-over-quarter average daily production increased 3,904 Boepd, or 19%. In the third quarter of 2012, 93% of production was from oil.

Average daily production by project area is listed in the following table:

	Average Daily Production for the Quarter Ended (Boepd):
	Sept 30, 2012	Jun 30, 2012	Change	% Change
Project Area
West Williston	16,605	13,715	2,890	21%
East Nesson	5,336	4,494	842	19%
Sanish	2,316	2,144	172	8%

Total Company	24,257	20,353	3,904	19%

The Company’s average price per barrel of oil, without realized derivatives, was $83.71 in the third quarter of 2012, compared to $83.52 in the third quarter of 2011 and $82.36 in the second quarter of 2012. The Company’s average price differential compared to West Texas Intermediate (“WTI”) crude oil index prices was 9% in the third quarter of 2012, compared to 6% in the third quarter of 2011 and 12% in the second quarter of 2012. The Company’s differentials continued to improve in the third quarter of 2012 compared to the second quarter of 2012 due to higher quoted prices relative to WTI for Bakken crude in markets such as Clearbrook, Minnesota and Guernsey, Wyoming. This was a result of transportation capacity additions in the Williston Basin outpacing production growth along with fewer refinery constraints.

Total revenue for the third quarter of 2012 was $184.7 million compared to $87.6 million for the third quarter of 2011, an increase of 111%. Sequential quarter-over-quarter revenue growth was $35.6 million, or 24%. This increase is primarily due to a 19% increase in production and a $2.1 million increase in well services revenues in the third quarter of 2012 compared to the second first quarter of 2012.

The following table describes the Company’s producing wells by project area in the Williston Basin as of September 30, 2012:

	Bakken/Three Forks Wells
	West Williston		East Nesson		Sanish		Total Williston Basin
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Total producing wells on 6/30/12
Operated	111	88.7	55	43.4	—	—	166	132.2
Non-Operated	43	3.3	53	4.4	212	16.4	308	24.1
Production started in Q3 2012
Operated (1)	27	21.6	7	8.2	—	—	34	29.7
Non-Operated	5	0.7	5	0.4	24	2.0	34	3.2
Total Producing Wells on 9/30/12:
Operated	138	110.3	62	51.5	—	—	200	161.9
Non-Operated	48	4.0	58	4.9	236	18.4	342	27.3

(1)	Includes approximately 2.4 net wells related to acquisitions and working interest changes in the third quarter of 2012.

Additionally, the Company also has a backlog of wells waiting on completion and drilling as of September 30, 2012, as shown below:

	Gross Operated Wells
	Waiting on Completion	Drilling (1)
West Williston	17	6
East Nesson	8	5

Total	25	11

(1)	Includes one rig that was drilling on a two well pad.

Lease operating expenses (“LOE”) per Boe decreased $1.77, or 20%, to $7.23 per Boe in the third quarter of 2012 compared to the third quarter of 2011, and increased $0.74 per Boe, or 11%, in the third quarter of 2012 compared to the second quarter of 2012. Sequential quarter-over-quarter LOE trended up due to increased costs related to wells coming on in areas without infrastructure, and an increase in non-operated LOE in the third quarter of 2012.

Marketing, transportation and gathering expense per Boe was $1.23 in the third quarter of 2012 compared to $0.23 in the third quarter 2011 and $1.06 in the second quarter of 2012. The 16% increase from the second to the third quarter of 2012 is due to higher operated volumes flowing through third party oil gathering pipelines. While transporting volumes through third party oil gathering pipelines increases marketing, transportation and gathering expenses, it improves oil price realizations by eliminating trucking costs, which are reflected in the oil price differential rather than as an expense.

Production taxes as a percent of oil and gas revenues were 9.2% in the third quarter of 2012, 10.1% in the third quarter of 2011, and 9.5% in the second quarter of 2012. The Company’s effective production tax rate decreased in the third quarter of 2012 primarily as a result of additional new Montana wells subject to lower incentivized production tax rates.

Depreciation, depletion and amortization expenses (“DD&A”) totaled $57.7 million in the third quarter of 2012, $20.9 million in the third quarter of 2011, and $44.2 million in the second quarter of 2012. DD&A was $25.85 per Boe in the third quarter of 2012, $19.57 per Boe in the third quarter of 2011, and $23.87 per Boe in the second quarter of 2012. The increase in DD&A of $1.98 per Boe in the third quarter of 2012 over the second quarter of 2012 was a result of the increase in well costs in the first half of 2012 outpacing the increase in associated reserves and the addition of infrastructure assets, including Company-owned salt water disposal assets.

General and administrative expenses (“G&A”) totaled $13.9 million in the third quarter of 2012, $7.3 million in the third quarter of 2011, and $13.5 million in the second quarter of 2012. The overall increase in G&A expenses from the second quarter of 2012 to the third quarter of 2012 was primarily due to higher compensation costs from organizational growth. G&A expenses were $6.22 per Boe in the third quarter of 2012, $6.86 per Boe in the third quarter of 2011, and $7.31 per Boe in the second quarter of 2012. Amortization of restricted stock-based compensation, which is included in the aggregate G&A expense, was $2.7 million, or $1.22 per Boe, in the third quarter of 2012 as compared to $1.0 million, or $0.96 per Boe, in the third quarter of 2011 and $2.3 million, or $1.25 per Boe, in the second quarter of 2012.

As a result of the Company’s derivative activities, it incurred a net cash settlement gain of $5.2 million and a net cash settlement loss of $0.2 million in the third quarters of 2012 and 2011, respectively. In the second quarter of 2012, the Company incurred a net cash settlement loss of $1.2 million. As a result of forward oil price changes, the Company recognized a non-cash unrealized mark-to-market net derivative loss of $27.7 million and a non-cash unrealized mark-to-market net derivative gain of $71.4 million for the third quarters of 2012 and 2011, respectively. The Company recognized a non-cash unrealized mark-to-market net derivative gain of $75.8 million in the second quarter of 2012.

The Company recorded non-cash charges for the impairment of oil and natural gas properties of $36 thousand in the third quarter of 2012 related to unproved property leases that expired during the period or have been forecasted to expire under current drilling plans, as compared to $0.4 million in the third quarter of 2011 and $2.2 million in the second quarter of 2012.

Interest expense increased $14.2 million to $21.0 million for the third quarter of 2012 compared to the third quarter of 2011 and increased $6.9 million compared to the second quarter of 2012. The $6.9 million increase was the result of additional interest expense from the Company’s issuance of 6.875% senior unsecured notes in July of 2012. Capitalized interest totaled $0.9 million in the third quarter of 2012, $1.1 million in the third quarter of 2011, and $0.8 million in the second quarter of 2012.

Income tax expense was $11.5 million for the three months ended September 30, 2012, resulting in an effective tax rate of 38.5%. The Company’s income tax expense for the three months ended September 30, 2011 was recorded at 37.0% of pre-tax net income. The Company’s effective tax rate is expected to continue to closely approximate the statutory rate applicable to the U.S. and the blended state rate of the states in which the Company conducts business.

Adjusted EBITDA for the third quarter of 2012 was $139.2 million, an increase of $76.3 million, or 121%, over the third quarter of 2011 of $62.9 million, and a 28% increase over the second quarter of 2012 of $108.5 million. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities, see “Non-GAAP Financial Measures” below.

For the third quarter of 2012, the Company reported net income of $18.3 million, or $0.20 per diluted share, as compared to net income of $66.3 million, or $0.72 per diluted share, for the third quarter of 2011. The Company’s third quarter 2012 results were impacted by several non-cash items, including a $27.7 million unrealized loss on derivative instruments and a $36 thousand impairment of oil and gas properties. Excluding these items and their tax effect, the third quarter 2012 Adjusted Net Income (non-GAAP) was $35.4 million, or $0.38 per diluted share. Excluding similar non-cash items and their tax effect, Adjusted Net Income (non-GAAP) for the third quarter of 2011 was $21.6 million, or $0.23 per diluted share. For a definition of Adjusted Net Income and a reconciliation of net income to Adjusted Net Income, see “Non-GAAP Financial Measures” below.

Capital Expenditures

Oasis’ exploration and production (“E&P”) capital expenditures were $316.8 million for the third quarter of 2012 and $872.3 million year-to-date. The following table depicts the Company’s E&P capital expenditures by project area and total capital expenditures by category for the first, second and third quarters of 2012:

CapEx ($ in millions)	1Q 2012	2Q 2012	3Q 2012	YTD 2012
E&P Capital by Project Area
West Williston	$204.0	$188.0	$189.2	$581.2
East Nesson	50.1	56.5	106.0	212.6
Sanish	12.9	18.7	16.2	47.8

Total E&P Capital	$267.0	$263.2	$311.4	$841.6
Non E&P (1)	21.3	4.0	5.4	30.7

Total Company Capital Expenditures (2)	$288.3	$267.2	$316.8	$872.3

(1)

Non-E&P capital expenditures include such items as capital expenditures related to Oasis Well Services (“OWS”), district tools, administrative capital and capitalized interest. Capital expenditures for OWS for the nine months ended September 30, 2012 were $12.9 million.

(2)

Capital expenditures reflected in the table above differ from the amounts shown in the statement of cash flows in the Company’s condensed consolidated financial statements because amounts reflected in the table above include accrued liabilities for capital expenditures, while the amounts presented in the statement of cash flows are presented on a cash basis.

Liquidity

On September 30, 2012, Oasis had total cash and cash equivalents of $280.3 million and short-term investments of $126.2 million. During the third quarter of 2012, Oasis issued $400 million of 6.875% senior unsecured notes due 2023. As of September 30, 2012, the Company had no outstanding indebtedness under its revolving credit facility, which had a $500 million borrowing base on September 30, 2012. Subsequent to the end of the third quarter of 2012, the semi-annual redetermination of the Company’s borrowing base was completed, which resulted in an increase to the borrowing base of its revolving credit facility from $500 million to $750 million. However, the Company elected to have the lenders’ aggregate commitment remain at $500 million.

Hedging Activity

As of November 6, 2012, the Company had the following outstanding commodity derivative contracts, all of which are priced off of NYMEX WTI and settle monthly:

	Weighted Average Prices ($/Bbl)
Type	Remaining Term	Sub-Floor	Floor	Ceiling	Swaps	BOPD	Total Barrels
2012
Full Year
Swaps	3 Months (Oct-Dec)				$94.61	1,000	92,000
Two-Way Collars	3 Months (Oct-Dec)		$88.61	$105.59		9,000	828,000
Three-Way Collars	3 Months (Oct-Dec)	$66.25	$90.25	$110.04		10,000	920,000

Total 2012 Hedges			$89.47	$107.93			1,840,000

Implied total volume hedged (BOPD) for 2012							20,000
2013
Partial Year
Put Spreads (No Ceiling)	6 Months (Jan-Jun)	$65.00	$95.00			500	90,500
Full Year
Swaps	12 Months (Jan-Dec)				$96.49	2,000	730,000
Two-Way Collars	12 Months (Jan-Dec)		$86.82	$97.75		5,500	2,007,500
Three-Way Collars	12 Months (Jan-Dec)	$65.92	$92.45	$111.45		6,130	2,237,450
Put Spreads (No Ceiling)	12 Months (Jan-Dec)	$71.03	$91.03			4,870	1,777,550

Total 2013 Hedges		$68.11	$90.22	$104.97			6,843,000

Implied total volume hedged (BOPD) for 2013							18,748
2014
Full Year
Three-Way Collars	12 Months (Jan-Dec)	$71.00	$91.00	$108.56		5,000	1,825,000

Total 2014 Hedges		$71.00	$91.00	$108.56			1,825,000

Implied total volume hedged (BOPD) for 2014							5,000

Conference Call Information

Investors, analysts and other interested parties are invited to listen to the conference call:

Date: Time: Dial-in: Intl. Dial in: Conference ID: Website:	Thursday, November 8, 2012 10:00 a.m. Central Time 855-384-2828 706-634-0151 46560593 www.oasispetroleum.com

A recording of the conference call will be available beginning at 1:00 p.m. Central Time on the day of the call and will be available until Thursday, November 15, 2012 by dialing:

Replay dial-in: Intl. replay: Conference ID:	855-859-2056 404-537-3406 46560593

The conference call will also be available for replay for approximately 30 days at www.oasispetroleum.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivative instruments, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, changes in oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Oasis Petroleum Inc.

Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.

Contact:

Oasis Petroleum Inc.

Richard Robuck, (281) 404-9600

Director – Finance

Oasis Petroleum Inc. Financial Statements

Oasis Petroleum Inc.

Condensed Consolidated Balance Sheet

(Unaudited)

	September 30, 2012	December 31, 2011
	(In thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$280,303	$470,872
Short-term investments	126,213	19,994
Accounts receivable — oil and gas revenues	104,965	52,164
Accounts receivable — joint interest partners	83,630	67,268
Inventory	21,142	3,543
Prepaid expenses	4,030	2,140
Advances to joint interest partners	4,025	3,935
Derivative instruments	17,320	—
Deferred income taxes	—	3,233
Other current assets	78	491

Total current assets	641,706	623,640

Property, plant and equipment
Oil and gas properties (successful efforts method)	2,079,016	1,235,357
Other property and equipment	45,261	20,859
Less: accumulated depreciation, depletion, amortization and impairment	(320,478)	(176,261)

Total property, plant and equipment, net	1,803,799	1,079,955

Derivative instruments	10,047	4,362
Deferred costs and other assets	25,349	19,425

Total assets	$2,480,901	$1,727,382

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$30,954	$12,207
Advances from joint interest partners	26,572	9,064
Revenues and production taxes payable	64,091	19,468
Accrued liabilities	200,544	119,692
Accrued interest payable	22,481	15,774
Derivative instruments	1,273	5,907
Deferred income taxes	3,782	—
Other current liabilities	5,256	472

Total current liabilities	354,953	182,584

Long-term debt	1,200,000	800,000
Asset retirement obligations	20,529	13,075
Derivative instruments	360	3,505
Deferred income taxes	152,617	92,983
Other liabilities	2,078	997

Total liabilities	1,730,537	1,093,144

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value; 300,000,000 shares authorized; 93,435,593 issued and 93,369,468 outstanding at September 30, 2012; 92,483,393 issued and 92,460,914 outstanding at December 31, 2011	923	921
Treasury stock, at cost; 66,125 and 22,479 shares at September 30, 2012 and December 31, 2011, respectively	(1,901)	(602)
Additional paid-in-capital	653,999	647,374
Retained earnings (deficit)	97,343	(13,455)

Total stockholders’ equity	750,364	634,238

Total liabilities and stockholders’ equity	$2,480,901	$1,727,382

Oasis Petroleum Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands, except per share data)
Revenues
Oil and gas revenues	$178,748	$87,596	$461,857	$213,546
Well services revenues	5,963	—	10,484	—

Total revenues	184,711	87,596	472,341	213,546

Expenses
Lease operating expenses	16,134	9,597	37,979	21,178
Well services operating expenses	5,420	—	7,104	—
Marketing, transportation and gathering expenses	2,744	238	7,283	797
Production taxes	16,433	8,873	43,419	22,041
Depreciation, depletion and amortization	57,684	20,859	140,783	47,771
Exploration expenses	336	54	3,171	345
Impairment of oil and gas properties	36	396	2,607	3,313
General and administrative expenses	13,886	7,306	39,622	19,870

Total expenses	112,673	47,323	281,968	115,315

Operating income	72,038	40,273	190,373	98,231

Other income (expense)
Net gain (loss) on derivative instruments	(22,441)	71,224	33,568	67,105
Interest expense	(20,979)	(6,786)	(48,952)	(18,745)
Other income	1,147	524	2,521	1,215

Total other income (expense)	(42,273)	64,962	(12,863)	49,575

Income before income taxes	29,765	105,235	177,510	147,806
Income tax expense	11,451	38,946	66,712	55,015

Net income	$18,314	$66,289	$110,798	$92,791

Earnings per share:
Basic and diluted	$0.20	$0.72	$1.20	$1.01
Weighted average shares outstanding:
Basic	92,186	92,060	92,164	92,052
Diluted	92,416	92,164	92,343	92,208

Oasis Petroleum Inc.

Selected Financial and Operational Statistics

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating results (in thousands):
Revenues:
Oil	$173,752	$85,870	$443,686	$208,442
Natural gas	4,996	1,726	18,171	5,104
Well services	5,963	—	10,484	—

Total revenues	184,711	87,596	472,341	213,546

Production data:
Oil (MBbls)	2,076	1,028	5,232	2,407
Natural gas (MMcf)	937	225	2,740	627
Oil equivalents (MBoe)	2,232	1,066	5,688	2,512
Average daily production (Boe/d)	24,257	11,583	20,761	9,201

Average sales prices:
Oil, without realized derivatives (per Bbl) (1)	$83.71	$83.52	$84.52	$86.58
Oil, with realized derivatives (per Bbl) (1) (2)	86.24	83.35	85.05	84.58
Natural gas (per Mcf) (3)	5.33	7.66	6.63	8.14

Cost and expense (per Boe of production):
Lease operating expenses (4)	$7.23	$9.00	$6.68	$8.43
Marketing, transportation and gathering expenses	1.23	0.23	1.28	0.32
Production taxes	7.36	8.33	7.63	8.77
Depreciation, depletion and amortization	25.85	19.57	24.75	19.02
General and administrative expenses	6.22	6.86	6.97	7.91

(1)	For the nine months ended September 30, 2012, average sales prices for oil are calculated using total oil revenues, excluding bulk purchase sales of $1.5 million, divided by oil production.
(2)	Realized prices include realized gains or losses on cash settlements for commodity derivatives, which do not qualify for and were not designated as hedging instruments for accounting purposes.
(3)	Natural gas prices include the value for natural gas and natural gas liquids.
(4)	For the three and nine months ended September 30, 2011, lease operating expenses exclude marketing, transportation and gathering expenses to conform such amounts to current year classifications.

Oasis Petroleum Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
	(In thousands)
Cash flows from operating activities:
Net income	$110,798	$92,791
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	140,783	47,771
Impairment of oil and gas properties	2,607	3,313
Deferred income taxes	66,648	55,015
Derivative instruments	(33,568)	(67,105)
Stock-based compensation expenses	6,627	2,592
Debt discount amortization and other	2,038	1,041
Working capital and other changes:
Change in accounts receivable	(69,163)	(41,286)
Change in inventory	(26,790)	(1,850)
Change in prepaid expenses	(2,009)	(297)
Change in other current assets	413	(337)
Change in other assets	(119)	(103)
Change in accounts payable and accrued liabilities	79,079	47,820
Change in other current liabilities	4,784	—
Change in other liabilities	—	317

Net cash provided by operating activities	282,128	139,682

Cash flows from investing activities:
Capital expenditures	(777,426)	(386,927)
Derivative settlements	2,784	(4,831)
Purchases of short-term investments	(126,213)	(164,913)
Redemptions of short-term investments	19,994	39,974
Advances to joint interest partners	(90)	(408)
Advances from joint interest partners	17,508	8,093

Net cash used in investing activities	(863,443)	(509,012)

Cash flows from financing activities:
Proceeds from issuance of senior notes	400,000	400,000
Purchases of treasury stock	(1,299)	(562)
Debt issuance costs	(7,955)	(10,027)

Net cash provided by financing activities	390,746	389,411

Increase (decrease) in cash and cash equivalents	(190,569)	20,081
Cash and cash equivalents:
Beginning of period	470,872	143,520

End of period	$280,303	$163,601

Supplemental non-cash transactions:
Change in accrued capital expenditures	$71,572	$23,422
Change in asset retirement obligations	7,774	3,925

Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion, amortization, exploration expenses and other similar non-cash charges. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.

The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities, respectively.

Adjusted EBITDA Reconciliations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands)
Adjusted EBITDA reconciliation to Net Income:
Net income	$18,314	$66,289	$110,798	$92,791
Change in unrealized (gain) loss on derivative instruments	27,690	(71,403)	(30,784)	(71,936)
Interest expense	20,979	6,786	48,952	18,745
Depreciation, depletion and amortization	57,684	20,859	140,783	47,771
Impairment of oil and gas properties	36	396	2,607	3,313
Exploration expenses	336	54	3,171	345
Stock-based compensation expenses	2,729	1,021	6,627	2,592
Income tax expense	11,451	38,946	66,712	55,015

Adjusted EBITDA	$139,219	$62,948	$348,866	$148,636

Adjusted EBITDA reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$110,268	$37,587	$282,128	$139,682
Realized gain (loss) on derivative instruments	5,249	(179)	2,784	(4,831)
Interest expense	20,979	6,786	48,952	18,745
Exploration expenses	336	54	3,171	345
Debt discount amortization and other	(773)	(393)	(2,038)	(1,041)
Income taxes	(36)	—	64	—
Changes in working capital	3,196	19,093	13,805	(4,264)

Adjusted EBITDA	$139,219	$62,948	$348,866	$148,636

Adjusted Net Income is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted Net Income as Net Income after adjusting first for (1) the impact of non-cash items, including changes in unrealized gains and losses on derivative instruments, impairment of oil and gas properties, and other similar non-cash charges, and then (2) the non-cash item’s impact on taxes based on the Company’s effective tax rates in the same period. Adjusted Net Income is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP.

The following table provides a reconciliation of net income (GAAP) to Adjusted Net Income (non-GAAP) for the three and nine months ended September 30, 2012 and 2011.

Adjusted Net Income Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands, except per share amounts)
Net income—as reported	$18,314	$66,289	$110,798	$92,791
Change in unrealized (gain) loss on derivative instruments	27,690	(71,403)	(30,784)	(71,936)
Impairment of oil and gas properties	36	396	2,607	3,313
Tax impact (1)	(10,667)	26,279	10,590	25,542

Adjusted Net Income	$35,373	$21,561	$93,211	$49,710

Adjusted earnings per share:
Basic & diluted	$0.38	$0.23	$1.01	$0.54
Weighted average shares outstanding:
Basic	92,186	92,060	92,164	92,052
Diluted	92,416	92,164	92,343	92,208

Effective Tax Rate	38.5%	37.0%	37.6%	37.2%

(1)	The tax impact is computed utilizing the Company’s effective tax rate on the adjustments for certain non-cash items.